Exhibit 16.1

Deloitte & Touche LLP
Suite 1200
695 Town Center Drive
Costa Mesa, CA 92626-7188
USA

Tel: +1 714 436 7100
Fax: +1 714 436 7200
www.deloitte.com

April 6, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Epicor Software Corporation’s Form 8-K dated April 4, 2006, and have the following comments:

1.	We agree with the statements made in sections (i), (iii), (iv) and (v) of Item 4.01(a).

2.	We have no basis on which to agree or disagree with the statements made in section (ii) of Item 4.01(a) or in Item 4.01(b).

Yours truly,

Member of
Deloitte Touche Tohmatsu